5/13/2009

Waived Salary/capital contribution

	2008								
	Earned	Paid	Waived	Waived from 2007	Total	Future Cash	%	Options	Option Ratio
Gadbaw	66,666.67	36,058.28	30,608.39	138,500.00	169,108.39	71,000.00	42.0%	160,000	0.95
Davidson	185,000.00	126,649.46	58,350.54	90,000.00	148,350.54	23,000.00	15.5%	80,000	0.54
Rice	114,250.00	73,524.45	40,725.55	125,000.00	165,725.55	71,000.00	42.8%	160,000	0.97
	365,916.67	236,232.19	129,684.48	353,500.00	483,184.48	165,000.00	34.1%	400,000	0.83

Morawetz Accrual	$ 84,600
Average Cash %	34.1%
Average Option %	82.8%
Estimated Cash Amount	$ 28,890
Estimated Options Granted	70,035.36

Actual Amounts to be Paid to Peter Morawetz with Funding of $ 3 Million

Cash	**$ 30,000**
Options @ $.35/share	**75,000**

Agreed:

Peter Morawetz

Thomas McGoldrick

Kevin Davidson